UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Rice, Thomas E.
   Journal Register Company
   State Street Company
   50 West State Street
   Trenton, NJ  08608
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   10/20/2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Journal Register Company
   ("JRC")
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Operations
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, $.01 par value per share     |40,610                |D               |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Time Option (Right to Bu|05/01/00 |5/01/10(1|Common Stock           |24,000   |$14.62500 |D            |                           |
y)                      |         |)        |                       |         |          |             |                           |
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Time Option (Right to Bu|05/03/99 |5/03/09(1|Common Stock           |24,000   |$14.71875 |D            |                           |
y)                      |         |)        |                       |         |          |             |                           |
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Time Option (Right to Bu|05/01/98 |5/01/08(1|Common Stock           |24,000   |$22.50000 |D            |                           |
y)                      |         |)        |                       |         |          |             |                           |
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Time Option (Right to Bu|05/20/97 |5/20/07(1|Common Stock           |26,237   |$14.00000 |D            |                           |
y)                      |         |)        |                       |         |          |             |                           |
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Time Option (Right to Bu|05/20/97 |5/20/07(1|Common Stock           |26,237   |$21.00000 |D            |                           |
y)                      |         |)        |                       |         |          |             |                           |
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
Explanation of Responses:
(1) These options will vest 20% per year over five years on the anniversary date of issuance and expire on the ten year anniversary of the issue date.
SIGNATURE OF REPORTING PERSON
/s/  Thomas E. Rice
DATE
March 12, 2001